                          CERTIFICATE OF INCORPORATION

                                       OF

                       TRANSUN INTERNATIONAL AIRWAYS, INC.

         The undersigned, desiring to form a corporation pursuant to Section 103 of the General Corporation Law of the State of Delaware, does hereby certify, as follows:

FIRST: The name of the corporation is TRANSUN INTERNATIONAL AIRWAYS, INC. (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is c/o UNITED CORPORATE SERVICES, INC., 15 East North Street, in the City of Dover, County of Kent, State of Delaware, 19901. The name of the registered agent at such address is United Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Ten Million Fifty Thousand (10,050,000) shares, of which Ten Million such shares shall be designated common stock and shall have a par value of $.0001 per share sand Fifty Thousand such shares shall be designated preferred stock and shall have a par value of $.0001 per share.

                  The Corporation's Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article "FOURTH", to provide for the issuance of the above authorized preferred stock in series, and by filing a certificate of designations pursuant to Section 151 of the General Corporation Law of Delaware, as the same may be amended, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof.


                  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series:

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon events as the Board of Directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and relative rights of priority of payment of shares of that series; and

                  (g) Any other relative rights, preferences and limitations of that series.

                  Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on common shares with respect to the same dividend period.


         FIFTH: The name and mailing address of the incorporator of the Corporation is as follows:

                                            Bruce S. DePaola
                                            c/o Hofheimer Gartlir & Gross, LLP
                                            633 Third Avenue
                                            New York, NY 10017

         SIXTH: The names and mailing address of the person who is to serve as the initial director of the Corporation until the first annual meeting of stockholders or until his successors are elected and qualified is as follows:

                                            Douglas B. Cunningham
                                            5335 S.E. Miles Grant Road
                                            Suite H204
                                            Stuart, FL 34997

         SEVENTH:          The Corporation is to have perpetual existence.

         EIGHTH: The number of directors which shall constitute the whole Board of Directors of the Corporation shall be designated in the By-Laws of the Corporation.

         NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, without the need for shareholder approval.

         TENTH: To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or as it may hereafter by amended, no director of the Corporation shall be personally liable for monetary damages for breach of his/her fiduciary duty as a director. The Corporation shall indemnify each officer and director of the Corporation to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

         ELEVENTH:         Meetings of stockholders of the Corporation may be
                           held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any contrary provision contained in the General Corporation Law of Delaware) outside of the State of Delaware at such place or places as may designated form time to time by the Board of Directors or in the By-laws of the Corporation.

         TWELFTH: The Corporation reserves the right to amend, alter change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         The effective time of this Certificate of Incorporation of the Corporation and the time when the existence of the Corporation shall commence is upon the filing hereof.


Dated:   May 14, 1996



/s/ Bruce S. DePaola,
    Incorporator